AMENDMENT OF CONDITIONS

1. Jackson Cattle Company Ltd., the Vendor, and Lexington Energy Services Inc., the Purchaser of the property in the Offer to Purchase dated February 23, 2006, hereby agree to amend the Offer as follows:

   a. Clause 2.10 is deleted in its entirety, and the following substituted therefor:

      2.10 Unless otherwise agreed in writing, this Contract will be completed, the Purchase Price will be fully paid and vacant possession will be available at 12:00 o'clock noon on September 1, 2006 ("Completion Date")

   b. CLAUSE 2.2 AMENDED TO INCREASE DEPOSIT TO $20000.00

2. All other provisions in the Offer to Purchase remain in full force and effect.

3. This Amendment Agreement shall enure to the benefit of and be binding upon our respective administrators, successors and assigns.

DATED at Brooks, Alberta this 2ND day of August, 2006

Jackson Cattle Company Ltd.

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Lexington Energy Services Inc.

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